Filed Pursuant to Rule 424(b)(3)
Registration No. 333-63602-12

SUPPLEMENT
To Prospectus Supplement dated December 21, 2001

$296,165,315 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2001-19

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On December 28, 2001, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2001-19 (the “Certificates”) were issued in an original aggregate principal amount of approximately $296,165,315.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of December 1, 2001 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and U.S. Bank National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is December 17, 2003.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-63602-12

EXPLANATORY NOTE

This supplement is being filed pursuant to Rule S-T 104(c) to replace the unofficial PDF copy of the 424(b)(3) prospectus supplement filed with the Securities and Exchange Commission on December 18, 2003.  The official 424(b)(3) prospectus supplement, dated December 17, 2003, was, and remains, accurate as originally filed.